AMERICAN GENERAL CORPORATION
               FORM 10-Q
For the Quarter Ended March 31, 1996





                                                                   Exhibit 11


                        COMPUTATION OF EARNINGS PER SHARE
                                    (Unaudited)
                        (In millions, except share data)

                                                        Three Months Ended
                                                            March 31,
                                                       1996           1995
Primary:

   Net income available to common stock .......           $ 169         $ 175

   Average shares outstanding
     Common shares ............................     205,083,849   204,768,719
     Assumed conversion of mandatorily
      convertible preferred stock .............         652,481             -
     Assumed exercise of stock options ........         635,510       423,399

       Total ..................................     206,371,840   205,192,118

   Net income per share .......................           $ .82         $ .85


Fully Diluted:

   Net income .................................           $ 169         $ 175
   Plus:  Net dividends on convertible
    preferred securities of subsidiary ........               3             -

       Net income available to common stock ...           $ 172         $ 175


   Average shares outstanding
     Common shares ............................     205,083,849   204,768,719
     Assumed conversion of convertible
      preferred securities of subsidiary ......       6,144,016             -
     Assumed conversion of mandatorily
      convertible preferred stock .............         789,546             -
     Assumed exercise of stock options ........         635,510       475,705

       Total ..................................     212,652,921   205,244,424

   Net income per share .......................           $ .81         $ .85
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